                                                                    EXHIBIT 99.3

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Participants and Administrator of RTI International Metals, Inc. Employee Savings and Investment Plan

In our opinion, the accompanying statement of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of RTI International Metals, Inc. Employee Savings and Investment Plan (the "Plan") at December 31, 2003 and December 31, 2002, and the changes in net assets available for benefits for the year ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2003 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

Pittsburgh, Pennsylvania
June 25, 2004

                         RTI INTERNATIONAL METALS, INC.
                      EMPLOYEE SAVINGS AND INVESTMENT PLAN
                 STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS
                           DECEMBER 31, 2003 AND 2002

                                                 2003                 2002
                                             -------------        -------------
Investments at fair value                    $   7,704,622        $   5,031,211
Employee contributions receivable            $      61,341        $      48,557
Employer contributions receivable                   35,217               30,412
                                             -------------        -------------
Net assets available for benefits            $   7,801,180        $   5,110,180
                                             =============        =============

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                         RTI INTERNATIONAL METALS, INC.
                      EMPLOYEE SAVINGS AND INVESTMENT PLAN
            STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
                      FOR THE YEAR ENDED DECEMBER 31, 2003

                                                  2003
                                               ----------
Contributions:

         Employee                              $  666,069
         Employer                                 325,936
                                               ----------
Total contributions                               992,005
Investment income:
         Interest and dividend income             137,561
         Net appreciation in fair
                 value of investments           1,238,970
                                               ----------
Total Investment Income                         1,376,531
Transfers                                         632,499
                                               ----------
                 Total additions                3,001,035
         Participants' benefits paid             (310,035)
                                               ----------
Increase in net assets                          2,691,000
Net assets available for benefits
         Beginning of year                      5,110,180
                                               ----------
         End of year                           $7,801,180
                                               ==========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                         RTI INTERNATIONAL METALS, INC.
                      EMPLOYEE SAVINGS AND INVESTMENT PLAN
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES:

The financial statements of the RTI International Metals, Inc. Employee Savings and Investment Plan (the Plan) have been prepared in conformity with accounting principles generally accepted in the United States of America. The following are the significant accounting policies followed by the Plan:

ACCOUNTING METHOD

The financial statements of the Plan use the accrual method of accounting.

USE OF ESTIMATES

The preparation of the Plan's financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make significant estimates that affect the reported amounts of net assets available for benefits at the date of the financial statements and the changes in net assets available for benefits during the reporting period, and disclosures of contingent assets and liabilities. Actual results could differ from those estimates.

RISKS AND UNCERTAINTIES

The Plan provides for various investment options in any combination of mutual funds and other investment securities. The investments are exposed to various risks, such as interest rate, market, and credit risk. It is at least reasonably possible that changes in risks, in the near term, would materially affect participant account balances and the amounts reported in the statement of net assets available for benefits during the reporting period.

INVESTMENTS

Investments in funds managed by Fidelity Management Trust Company (Fidelity) and RTI International Metals, Inc. common stock are valued at fair market value based on public and Fidelity published quotations. Security transactions are recorded as of the trade date. Participant loans receivable are stated at net realizable value (total borrowings less repaid principal).

Investments greater than 5% of the net assets available for benefits as of the end of the Plan year are as follows:

                                             2003             2002
                                         -----------       ----------
Fidelity Magellan Fund                   $ 1,767,793       $1,131,741
Fidelity Low Priced Stock Fund             1,196,215          604,175
Fidelity Managed Income Portfolio          1,172,485          889,718
Fidelity Growth and Income Fund            1,070,456          707,741
Spartan U.S. Equity Index Fund               944,599          620,195
Fidelity Worldwide Fund                      571,679          345,786

During 2003, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated in value by $1,238,970 as follows:

                                             2003
                                         ------------
Mutual funds                             $  1,133,448
Common stock                                  105,522
                                         ------------
                                         $  1,238,970
                                         ============

NET APPRECIATION (DEPRECIATION) IN FAIR VALUE OF INVESTMENTS

The Plan presents in the statement of changes in net assets available for benefits the net appreciation (depreciation) in the fair value of investments, which consists of realized gains and losses from sales of investments and the unrealized appreciation and deprecation in the fair value of its investments.

FUNDING

The Plan is funded by contributions from the participating employees and the employer. The costs of administering the Plan and the trust are borne by RTI International Metals, Inc.

PAYMENT OF BENEFITS

Benefits are recorded when paid.

NOTE 2 - DESCRIPTION OF PLAN

GENERAL

RTI International Metals, Inc. (the "Company") is the Plan Sponsor. The Company is a successor to entities that have been operating in the titanium industry since 1951.

The following description of the Plan provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions. Reference should be made to the Plan agreement for additional information concerning contributions, eligibility, income allocation, withdrawals and other important features of the Plan.

The Plan, created on January 1, 2001, is a defined contribution and matching dollar contribution plan covering full-time salaried, nonrepresented employees who are at least 21 years of age and have completed three months of service. The Plan includes eligible employees of certain of the Company's subsidiaries, including Weld-Tech Engineering Service, RMI Tubemill Division, Galt Alloys and New Century Metals. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

CONTRIBUTIONS

Participants may contribute from 1% to 20% of their salaries through payroll deductions. Contributions are subject to limitations specified in the Internal Revenue Code (IRC). Contributions are directed by the participants into any one or all of the investment options. Changes in allocation of future contributions and transfers of presently invested contributions are permitted pursuant to the Plan document. Participants may change their elections of investment funds by calling the recordkeeper directly or by accessing their accounts via the internet. Participants are 100% vested in their voluntary contributions plus actual earnings thereon at all times.

The Company may contribute a portion of a participant's salary from 0.0% to a maximum of 4.0% depending upon their division as defined in the Plan agreement. Participants vest in the employer contributions ratably over a period of three years to six years dependent upon their division. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

PAYMENT OF BENEFITS

Participants or their beneficiaries are entitled to the full current value of their account in the Plan upon:

      - Retirement;

      - Termination of employment with the Company; or

      - Death

Participants may also make written application for withdrawal of all or a portion of their account balance for certain limited situations qualifying as financial hardships under Internal Revenue Service (IRS) guidelines in effect at the time of the withdrawal.

PARTICIPANT LOANS RECEIVABLE

Loans are available to all participants subject to provisions set forth in the Plan document. Participants may borrow from their accounts a minimum of $1,000 up to a maximum equal to 50% of the existing account balance not to exceed $50,000 in any 12-month period. Loans are treated as a transfer (from) the investment fund to the Participant Loans Receivable fund. Loan repayment terms range from one month to five years and are secured by the balance in the participant's account. Loans bear interest at a rate commensurate with the current market rate when made. Loans made in 2003 and 2002 bear interest at 6.00% and 6.75%, respectively. Interest rates on previous loans range from 6.75% to 10.50%. Principal and interest are paid ratably through monthly payroll deductions. Repayments are transfers to the investment funds (from) the Participant Loan Receivable fund. Loan terms and repayment policies are designed to be in compliance with the requirements of the IRC.

TRANSFERS

Transfers represent the net of transfers into the Plan from other plans and out of the Plan to other plans.

ADMINISTRATION

The Plan is administered by the Company's Retirement Board (the "Administrator"). The Board establishes the rules and procedures and interprets the provisions of the Plan. Administrative expenses of the Plan, including legal and audit fees are paid by the Company when such expenses exceed the forfeited non-vested employer contributions under the termination provision and, as such, are not expenses of the Plan.

TERMINATION PROVISION

The Company anticipates the Plan will continue without interruption, but reserves the right to discontinue the Plan at any time. In the event that such discontinuance results in the termination of the Plan, the Plan provides that each participant shall be fully vested in his or her individual account which includes earnings on the participant's contributions as well as employer contributions. The individual accounts of the participants shall continue to be administered by the Administrator, or be distributed in a lump sum to the participants, as deemed appropriate by the Administrator.

If a participant terminates their employment and is less than 100% vested in their share of the employer contributions, they may forfeit the non-vested portion of their employer contributions. Forfeitures are retained in the Plan and will first be used to pay administrative expenses. Any remaining amounts will be used to reduce future employer contributions payable or administrative expenses under the Plan. For the year ended December 31, 2003, administrative expenses of $28,670 were paid on behalf of the Plan using forfeited non-vested employer contributions. As of December 31, 2003 and 2002, there was $6,697 and $18,200, respectively, of forfeitures available to pay future administrative expenses of the Plan.

NOTE 3 - INCOME TAXES:

The IRS has determined and informed the Company by a letter dated December 5, 2001, that the Plan and related trust are designed in accordance with the applicable sections of the IRC. The Plan has been amended and restated since receiving the determination letter; however, the Administrator and the plan's tax counsel believe that the Plan is currently being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan financial statements.

NOTE 4 - RECORDKEEPING

Individual participant account balances, allocations and investment options are maintained by Fidelity Investments Institutional Operations Company, Inc., based on enrollment and payroll information supplied by the Company.

NOTE 5 - RELATED PARTY TRANSACTIONS

Certain investments of the Plan are managed by Fidelity, the trustee of the Plan. The Plan also invests in common stock of the Company. These represent party-in-interest transactions.

NOTE 6 - SUBSEQUENT EVENT:

On July 1, 2004, the Plan will receive the transfer of Tradco, Inc. Savings and Investment Plan participants' accounts and related assets.

                               SCHEDULE H, LINE 4i
                               SCHEDULE OF ASSETS
                             (HELD AT END OF YEAR)
                         RTI INTERNATIONAL METALS, INC.
                      EMPLOYEE SAVINGS AND INVESTMENT PLAN
                               DECEMBER 31, 2003
                          EIN: 52-2115953, PLAN #: 001

                                                    (c) Description of investment including
(a)   (b) Identity of issue, borrower, lessor or    maturity date, rate of interest, collateral,             (e) Current
      similar party                                 par, or maturity value                       (d) Cost       Value
 *    Fidelity Magellan Fund                        Mutual Fund                                               $1,767,793

 *    Fidelity Growth and Income Fund               Mutual Fund                                                1,070,456

 *    Fidelity Low Priced Stock Fund                Mutual Fund                                                1,196,215

 *    Fidelity Worldwide Fund                       Mutual Fund                                                  571,679

 *    Fidelity Mid-Cap Stock Fund                   Mutual Fund                                                  113,607

 *    Fidelity Freedom Income Fund                  Mutual Fund                                                   24,795

 *    Fidelity Freedom 2000 Fund                    Mutual Fund                                                   30,826

 *    Fidelity Freedom 2010 Fund                    Mutual Fund                                                   39,356

 *    Fidelity Freedom 2020 Fund                    Mutual Fund                                                    3,065

 *    Fidelity Freedom 2030 Fund                    Mutual Fund                                                    1,184

 *    Fidelity Freedom 2040 Fund                    Mutual Fund                                                      481

 *    Fidelity Managed Income Portfolio             Mutual Fund                                                1,172,485

 *    Spartan U.S. Equity Index Fund                Mutual Fund                                                  944,599

 *    Fidelity Ginnie Mae Fund                      Mutual Fund                                                  171,131

 *    RTI International Metals, Inc. Stock Account  Common Stock                                                 285,666

 *    Participant Loans Receivable                  Interest Rates High 10.50%, Low 6.00%                        311,284

                                                                                                              ----------
                                                                                                  TOTAL:      $7,704,622
                                                                                                              ==========

                           * DENOTES PARTY-IN-INTEREST